Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of May 20, 2019 (the “Effective Date”) by and between Protexure Insurance Agency, Limited, a Delaware corporation (the “Company”), and F. Kyle Nieman (Executive”).

RECITAL

WHEREAS, the parties desire to enter into this Employment Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recital, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

1. Employment; Position and Duties. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement. During the Employment Period (as defined below), Executive shall serve as of the Company. Executive shall report to the Board of Directors of the Company (the “Board”). In such capacity, Executive agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of Executive’s ability and in a diligent, businesslike and efficient manner. Executive will not engage in any outside business activities that materially interfere with his obligations under this Agreement, and will not render services of a business, professional or commercial nature for compensation or otherwise to any other person or entity. Executive shall comply with any policies and procedures established for Company employees. To the extent there is any conflict between those policies and this Agreement, this Agreement shall govern. Executive shall travel to such places as reasonably necessary for the performance of his duties hereunder.

2. Term of Employment. The Company shall employ Executive, and Executive shall serve the Company, from and after the Effective Date, and such employment shall continue until December 31, 2019 and shall be automatically renewed for successive one year terms each December 31st thereafter unless either the Company or Executive gives notice to the other to the contrary at least sixty (60) days prior to such date (the “Employment Period”). Notwithstanding anything to the contrary contained herein, either Executive or the Company may terminate Executive’s employment with the Company for any reason, at any time, upon not less than sixty (60) days’ prior notice; provided that no prior notice shall be required from the Company if Executive is terminated by the Company for Cause (as defined below). Upon the termination of Executive’s employment with the Company, the Company shall not have any further obligation or liability to pay any compensation or benefits to Executive, except as set forth in Section 4 of this Agreement.

3. Compensation. During the Employment Period, Executive shall be compensated by the Company for his services as follows:

(a) Base Salary. Executive shall be paid an annual base salary (the “Annual Base Salary’) of $347,500, effective as of the Effective Date. The Annual Base Salary shall be payable to Executive in accordance with the Company’s normal payroll procedures. Further increases in Executive’s Annual Base Salary shall be as determined by the Compensation Committee of the Board of Directors of Amerinst Insurance Group, Ltd. (the “AMIG Compensation Committee”), with the approval of the Board. Executive’s Annual Base Salary may not be reduced without the prior written consent of Executive. Executive will be notified by no later October 15th of his Annual Base Salary for the following year.

(b) Performance Bonus. Executive shall be eligible to participate in an annual bonus plan (the “Bonus”), subject to such terms and performance criteria as may be determined by the AMIG Compensation Committee, on an annual basis, with the approval of the Board by no later than October 15th of the preceding year. Executive’s eligibility to receive a Bonus payable pursuant to this Section 3(b) with respect to any fiscal year shall be contingent upon Executive being continuously employed by the Company as a full time employee. Should the Executive’s employment be terminated by either Executive or Company for any reason other than for Cause (as defined below), Executive will be entitled to payment of Bonus on a pro-rata basis.

(c) Benefits. Executive shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under the Company’s executive and employee benefit plans and insurance programs, including any incentive or deferred compensation plans, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions (the “Benefits”).

(d) Benefits. Executive shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under the Company’s executive and employee benefit plans and insurance programs, including any incentive or deferred compensation plans, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions (the “Benefits”).

(e) Expenses. Executive shall be entitled to receive reimbursement for business expenses incurred by Executive in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, which policies and procedures shall be administered in compliance with applicable federal law. Executive shall provide the Company with documentation evidencing all requests for reimbursement of business expenses.

4. Benefits Upon Termination.

(a) Termination for Cause or Termination for Other than Good Reason. (i) In the event of the termination of Executive’s employment by the Company for Cause (as defined below), the termination of Executive’s employment by reason of Executive’s death or Disability (as defined below), or the termination of Executive’s employment by Executive for any reason other than for Good Reason (as defined below), Executive shall be entitled to no further compensation or benefits from the Company other than (A) any portion of Executive’s Annual Base Salary that had accrued but had not yet been paid (including any amount for accrued and unused vacation payable in accordance with the Company’s vacation policy then in effect or applicable law), (B) Bonus earned on a pro-rata basis except if Executive’s termination is for Cause then no Bonus shall be paid, (C) any reimbursement due to Executive pursuant to Section 3(d) under the Company’s standard business expense reimbursement policies and procedures and (C) any amounts payable to him pursuant to the Incentive Share Plan or any other incentive or deferred compensation plan as may exist as the time of termination.

(ii) For purposes of this Agreement, “Cause” means a finding by the Board or a committee thereof that Executive has (A) committed a felony or a crime involving moral turpitude, (B) committed any act of fraud, (C) refused to substantially perform Executive’s duties (other than by reason of a physical or mental impairment) or to implement the reasonable directives of the Company (which, if curable, is not cured within 30 days after notice thereof to Executive by the Board of a committee thereof), (D) materially violated any policy of the Company (which, if curable, is not cured within 30 days after notice thereof to Executive by the Board or a committee thereof), or (E) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

(iii) For purposes of this Agreement, “Disability” shall mean the inability, due to documented illness, accident, injury, physical or mental incapacity or other disability, of Executive to carry out effectively Executive’s primary duties and obligations to the Company and its subsidiaries or to participate effectively and actively in the management of the Company and its subsidiaries for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve-month period, as determined in the reasonable judgment of the Board.

(iv) For purposes of this Agreement, a termination for “Good Reason” shall occur if Executive terminates his employment after the Company has, without Executive’s consent, (A) materially reduced his duties or (B) significantly reduced Executive’s Annual Base Salary or Benefits (other than any reduction as required by law). Executive must provide notice to the Company within a period not to exceed sixty (60) days of the initial existence of such “Good Reason” condition. Upon such notice, the Company shall have a period of thirty (30) days during which it may remedy the condition and, if not so remedied, Executive shall terminate his employment within thirty (30) days thereafter.

(b) Termination Without Cause or Termination for Good Reason. If Executive’s employment is terminated by the Company for any reason (including but not limited to non-renewal of the Employment Agreement) other than for Cause or Disability, or if Executive’s employment is terminated by Executive for Good Reason, Executive shall be entitled to receive an amount equal to 100% of the Executive’s Annual Base Salary, in addition to the amounts set forth in Section 4(a), which shall be paid in accordance with the Company’s normal payroll procedures commencing on the Company’s first payroll date following expiration of the revocation period of the general release required pursuant to Section 4(c) below.

(c) Release. Notwithstanding anything to the contrary herein, no payments shall be due under Section 4(b): (i) unless and until Executive shall have executed and not revoked, within thirty (30) days after Executive’s termination date (or such other longer period as required by applicable law), a separation agreement and general release and waiver of claims against the Company in a customary form reasonably acceptable to the Company (the release will not release claims to (A) the payments or contractual obligations contemplated by Section 4(a) and (b)), and (B) Executive’s right to receive COBRA continuation coverage in accordance with applicable law) or (ii) if Executive breaches the confidentiality, non-

competition, non-solicitation or non-hire covenants set forth in Sections 6 and 7 of this Agreement. If the cash severance hereunder is considered deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code’), and the period to consider and revoke the general release and waiver of claims spans two calendar years, the payments will begin in the second calendar year provided the release becomes effective. Any severance payments that would have been made during the release consideration and revocation period will be accumulated and paid on the first installment payment date.

5. Section 409A of the Code.

(a) Except to the extent earlier payment is permitted by Section 409A of the Code and the regulations promulgated thereunder, in the event that any amount due to Executive hereunder alter the termination of his employment shall be considered to be deferred compensation pursuant to Section 409A of the Code, and it is determined that Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then the Company shall delay the payment of such amount for six (6) months after the termination of Executive’s employment (or until Executive’s death, if earlier) or for such other amount of time as may be necessary to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.

(b) This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and the interpretative guidance thereunder or be exempt therefrom, including the exceptions for short-term deferrals and separation pay arrangements. This Agreement shall be construed and interpreted in accordance with such intent. In addition, each payment shall be considered a separate payment for purposes of Section 409A of the Code, and any termination of employment under this Agreement shall mean a separation from service as defined in Section 409A of the Code and Treas. Reg. § 1.409A-1(h)(1)(ii) (or other similar or successor provision) for purposes of any amounts considered deferred compensation subject to Section 409A of the Code. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv) (or any similar or successor provisions). The parties agree to make such other amendments to this Agreement as are necessary to comply with the requirements of Section 409A of the Code if Section 409A is applicable to this Agreement.

6. Confidentiality. From and after the Effective Date, Executive shall treat and hold as confidential any proprietary information of the business and affairs of the Company that is not already generally available to the public or that does not become generally available after the date of this Agreement without any violation by Executive of his obligations hereunder (the “Confidential Information”), refrain from using any of the Confidential Information except in the ordinary course operation (consistent with past custom and practice) of the Company and, upon termination of Executive’s relationship with the Company, deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in the possession or under the control of Executive. “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, or other entity or any governmental authority.

7. Covenants Not to Compete or Solicit.

(a) Non-Competition. During the Employment Period and for a period of twelve (12) months following the termination of Executive’s employment for any reason (the “Non-Compete Period”), Executive shall not, directly or indirectly, anywhere in the Geographic Area, either for himself or through any other Person, have an ownership interest in, manage, participate, operate, control, permit Executive’s name to be used by, perform services for or otherwise become involved in (whether as an officer, director, manager, employee, investor, partner, proprietor, stockholder, member, trustee, consultant, agent, representative, broker, promoter or otherwise), any Person engaging in a Competing Business. Notwithstanding the foregoing, nothing in this Section 7(a) shall prohibit Executive from having a passive ownership interest of not more than one percent (1.0%) of any publicly traded entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended, so long as Executive participates in any way in the management, operation or control of such public traded entity. For the purpose of this Agreement, the term (i) “Competing Business” shall mean the business conducted by the Company during the last twenty-four (24) months of Executive’s employment, including, for the avoidance of doubt, the soliciting, underwriting, quoting, binding, issuing, cancelling, non-renewing and endorsing medium and small size accountants’ professional liability and lawyers’ professional liability insurance, and the provision of other professional services and products to clients in the insurance industry, and (ii) “Geographic Area” shall mean the United States of America.

(b) Non-Solicitation. During the Non-Compete Period, Executive shall not, directly or indirectly, anywhere in the Geographic Area, either for himself or through any other Person, (i) induce or attempt to induce any current or former (within the one (1) year period immediately preceding such action) employee to leave the employ of the Company, or in any way interfere with the relationship between such employee and the Company, (ii) hire any current or former employee (within the previous one (1) year period) of the Company or (iii) call on, solicit or service any current, former (within the one (1) year period immediately preceding such action) customer or Prospective Customer for the sale of goods or services competitive with those offered by the Company or induce or attempt to induce such Person to cease doing or decrease its business with the Company, or in any way interfere with the relationship between any customer, supplier, licensee, licensor or other business relation and the Company (including making any negative statement or communication that is intended to or could reasonably be expected to disparage the Company). For the purpose of this Agreement, the term “Prospective Customer” shall mean any person or entity to which the Company has made a bid or proposal, which remains open, at any time in the one (1) year period immediately preceding such action by Executive.

8. Enforceability and Breaches.

(a) If any restrictive covenant contained herein is unenforceable with respect to the duration and geographic area of restriction of the covenant, then the duration and geographic area of restriction shall be reduced to the maximum duration and geographic area of restriction deemed legal, valid and enforceable and that come closest to expressing the intention of the parties with respect to the covenant, and the covenant shall be enforceable as so modified. The parties agree that a court with proper jurisdiction shall be allowed to reduce the restrictive covenants contained herein to the maximum duration and geographic area of restriction deemed legal, valid and enforceable.

(b) Executive acknowledges and agrees that, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, the Company may (and shall be entitled to), in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement (including the extension of the Non-Compete Period by a period equal to the length of court proceedings necessary to stop such violation), in each case without the requirement of posting a bond or proving actual damages.

9. Development of Inventions, Improvements or Know-How.

(a) Disclosure Obligation. Executive shall disclose fully and promptly to the Company any and all promotional and advertising materials, catalogs, brochures, plans, customer lists, distributor lists, supplier lists, manuals, handbooks, information relating to customers, distributors or suppliers or their respective employees, inventions, discoveries, improvements, trade secrets, secret processes and any technology, know-how or intellectual property made or developed or conceived of by Executive, in whole or in part, alone or with others, which results from any work Executive may do for, or at the request of the Company or which relates to the business, operations, activities, research, investigations or obligations of the Company, including, without limitation, any and all facts, test data, findings, designs, formulas, processes, sketches, drawings, models and figures (collectively, “Work Product”).

(b) Assignment. All Work Product is deemed a “work of hire” in accordance with the U.S. Copyright Act and is owned exclusively by the Company. If and to the extent, any of the Work Product is not considered a “work of hire,” Executive does hereby assign to the Company and shall, without further compensation, assign to the Company, Executive’s entire right, title and interest in and to all Work Product. At the Company’s expense and at the Company’s request, Executive shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce and/or maintain the Company’s proprietary rights in the Work Product throughout the world. Executive appoints the Company as his agent and grants the Company a power of attorney for the limited purpose of executing all such documents.

(c) Publication. Executive shall not publish or submit for publication, or otherwise disclose to any person or entity other than the Company, any data or results from Executive’s work on behalf of the Company without the prior written consent of the Board.

10. Incentive Shares. The parties acknowledge that pursuant to the Prior Employment Agreement (as defined below), Executive was granted certain Phantom Shares of Amerinst Insurance Group, Ltd. (“AMIG”), which grant from and after the Effective Date shall be governed by that certain 2019 Incentive Phantom Share Plan of AMIG, a copy of which has been provided to Executive (the “Incentive Share Plan”), and each such Phantom Share shall be converted into one and shall constitute one vested Incentive Share (under and as defined in the Incentive Share Plan) and shall be subject to the terms and conditions of the Incentive Share Plan.

11. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, without limitation, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Executive acknowledges that by accepting this arbitration provision Executive is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information or breach of restrictive covenants.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to any choice of law or conflict of laws rules, provisions or principles.

13. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may assign this Agreement to any Affiliate. For purposes of this Agreement, “Affiliate” of the Company means any other Person controlling, controlled by or under common control with the Company, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership or voting securities, by contract or otherwise. In view of the personal nature of the services to be performed under this Agreement by Executive, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

14. Entire Agreement. This Agreement, together with the Incentive Share Plan, constitutes the entire agreement between Executive and the Company regarding the terms and conditions of his employment. This Agreement supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment, including, without limitation, the Employment Agreement dated November 24, 2009 by and between the Company and Executive (the “Prior Employment Agreement”); provided, however, that this Agreement shall not affect the respective rights and obligations of Executive and AMIG under that certain 2013 Stock Option Plan of AMIG.

15. No Conflict. Executive represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Executive is a party or by which Executive is bound, including, without limitation, any non-competition or confidentiality agreement previously entered into by Executive.

16. Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

17. Modification. This Agreement may not be modified or amended except by a written agreement signed by Executive and the Company.

18. Withholding. All payments made to Executive pursuant to this Agreement shall be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to Executive for purposes of amounts due to Executive under this Agreement.

19. Counsel. Each party has been represented by his or its own counsel in connection with the negotiation and preparation of this Agreement, and, consequently, each party waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including, but not limited to, any rule of law to the effect that any provision of this Agreement will be interpreted or construed against the party whose counsel drafted that provision

20. Survival. Sections 4 through 21 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

21. Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of electronically transmitted reproductions of signature pages), each of which shall be deemed an original, but all of which together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year first written above.

PROTEXURE INSURANCE AGENCY, LIMITED

By:	/s/ F. Kyle Nieman
Name: F. Kyle Nieman Title: President & CEO

EXECUTIVE

/s/ Jerome A. Harris

{Signature Page to Employment Agreement}